UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 27, 2006

AIRSPAN NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 105, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip code)

(561) 893-8670
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

2006 ANNUAL BONUS PLAN.

On January 27, 2006, the Compensation Committee (the "Committee") of the Board of Directors of Airspan Networks, Inc. (the "Company") and the Board of Directors of the Company approved a number of compensation related items, including the establishment of target bonus amounts and the performance criteria applicable to the Company's 2006 bonus plan for cash bonuses that certain Company employees, including its executive officers, are eligible to earn for 2006 ("Bonus Plan").

Bonuses payable to participants under the Bonus Plan are based on a formula that takes into account the Company's attainment of certain performance goals established by the Committee and their positions within the Company. The performance goals are based upon targets established for the Company's revenue and gross profit margin in 2006, and product-specific revenue targets and the successful introduction of certain new products during 2006. A participant's bonus ranges from 20% to 60% of salary.

Assuming the Company exactly meets all the performance goals, each component would dictate between 20% to 50% of the amount of each participant's bonus award. Actual bonuses payable may be higher or lower depending on the Company's level of success with respect to each of the performance goals.

Payment of portions of quarterly financial goal bonuses, if any, are expected to be made in cash quarterly installments, after approval by the Committee. Actual amounts payable under the Bonus Plan can range from 50% to 150% of the target amount, based upon the extent to which performance under each of the foregoing criteria meets, exceeds, or is below target.

EMPLOYMENT AGREEMENT

On February 6, 2006, the Company entered into an amended employment agreement with Mr. Arthur Levine, whose appointment as Vice President of Finance and Controller of the Company was confirmed by the Board of Directors on January 27, 2006. Pursuant to the terms of the employment agreement, as amended, Mr. Levine’s base salary will be $150,000, subject to periodic review and adjustment, and he was granted options to purchase an additional 50,000 shares of the Company’s common stock. In the event the Company terminates Mr. Levine’s employment without cause or he resigns for good reason, Mr. Levine is entitled to a severance payment in the amount of nine months of his base salary at the time of termination and other compensation and benefits to which he would have been entitled during that period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 6, 2006

AIRSPAN NETWORKS, INC

By:	/s/ Peter Aronstam
Peter Aronstam
Senior Vice President and Chief Financial Officer